Exhibit 99.

ARC Automotive to Transfer Production from its Arkansas Plant

Camden, Arkansas, January 3 – Beginning this month, the ARC Automotive unit of Sequa Corporation (NYSE; SQAA), which manufactures energetic components for airbag inflators at its plant here, will transfer production from the Camden facility to plants in Reynosa, Mexico and Xi'an, China.

            Beginning immediately and continuing over the next several months, approximately 300 manufacturing and administrative employees at the Camden plant will be released.  In order to smooth the transition, ARC will offer affected employees individual severance packages, including continued wages and health insurance coverage.  In addition, the company will work closely with federal, state and local agencies, including the Department of Workforce Services, to provide support and retraining for employees.  Approximately 40 employees will continue at the Camden facility to support ongoing operations.

Commenting on the move, John Skladan, president and general manager of ARC Automotive, said, “The decision to transfer production of energetic materials to Mexico and China was a difficult choice, but was necessary in light of the economic realities of the global marketplace.  Given the current and projected climate for the automotive industry, we believe that this move will enhance our ability to remain competitive and will strengthen our position in world markets.  This was not a decision caused by a lack of hard work in Camden.  We are very mindful of the dedication and years of service given by our Camden employees, and we are working to ensure as smooth a transition for them as possible.”

ARC has operated in Camden for more than 20 years, first as Atlantic Research Corporation and, since 2003, as ARC Automotive.  Headquartered in Tennessee, ARC Automotive also produces airbag inflators at plants in Knoxville and in Colleferro, Italy.  ARC Automotive is a unit of New York-based

Sequa Corporation, a diversified manufacturer whose principal interests are in the fields of aerospace, metal coil coating, automotive products, specialty chemicals and industrial machinery.

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01/03/06

Note:  This press release may include forward-looking statements that are subject to risks and uncertainties.  A number of factors, including political, currency, regulatory and competitive and technological developments, could result in material differences between actual results and those outlined in any forward-looking statements.  For additional information, see the comments included in Sequa’s filings with the Securities and Exchange Commission.